UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

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Vermillion, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERMILLION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MONDAY, JUNE 6, 2011

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of the Stockholders of Vermillion, Inc., a Delaware corporation (“Vermillion” or “the Company”), will be held on Monday, June 6, 2011 at 8:00 a.m. (Central Daylight Savings Time), at the Hampton Inn, 2013 FM 620 South, Lakeway, Texas 78734 for the following purposes:

1.	To elect James S. Burns, Peter S. Roddy and Carl Severinghaus as Class II directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal 1);

2.	To hold an advisory vote on the compensation of our Named Executive Officers, as presented by this Proxy Statement (Proposal 2);

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3);

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal 4); and

5.	To transact such other business as properly may be brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 25, 2011 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our executive offices at 12117 Bee Caves Road, Building Two, Suite 100, Austin, Texas 78738 for a period of 10 days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to sign and date the attached proxy card and return it in the enclosed pre-addressed postage-paid envelope. Any stockholder attending the Annual Meeting may vote in person even if that stockholder has returned a proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be

held on June 6, 2011

The proxy statement and our annual report on Form 10-K for the year ended December 31, 2010 are available at http://www.vermillion.com.

By Order of the Board of Directors

Gail S. Page
Chief Executive Officer

Austin, Texas

April 28, 2011

YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO SIGN AND DATE THE ATTACHED PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

-i-

VERMILLION, INC.

12117 Bee Caves Road, Building Two, Suite 100

Austin, Texas 78738

PROXY STATEMENT

Annual Meeting of Stockholders to be Held on June 6, 2011

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Vermillion, Inc., a Delaware corporation (“the Company,” “we,” “us” or “our”), for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 6, 2011 at 8:00 a.m. (Central Daylight Savings Time). The Annual Meeting will be held at the Hampton Inn, 2013 FM 620 South, Lakeway, Texas 78734. The Notice of our 2011 Annual Meeting, this proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010 will first be mailed to stockholders on or about May 10, 2011, and are also available online at http://www.vermillion.com. Our principal executive offices are located at 12117 Bee Caves Road, Building Two, Suite 100, Austin, Texas 78738 and the telephone number is (512) 519-0400.

Record Date; Outstanding Shares

The voting securities entitled to vote at the Annual Meeting consist of only shares of common stock. Only stockholders of record at the close of business on April 25, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 14,708,594 shares of our common stock, par value $0.001 per share, issued and outstanding and entitled to vote.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us at our principal executive offices (12117 Bee Caves Road Building Two, Suite 100, Austin, Texas 78738, Attention: Investor Relations) either a written notice of revocation or a duly executed proxy card bearing a later date, or attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. For shares held in street name by beneficial owners, they may change their votes by submitting new voting instructions to their brokers, banks, or other nominees or, if they have obtained legal proxies from their brokers, banks, or other nominees giving them the right to vote their shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Solicitation of Proxies

This solicitation of proxies is made by us and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. When a proxy card is properly dated, executed and returned, the shares represented by such proxy card are counted in determining whether a quorum exists, even if the shares are voted “ABSTAIN” or “WITHHELD.”

The proposal to elect the nominees for director set forth herein requires, with respect to the election of each nominee, the affirmative vote of a plurality of the shares present at the meeting in person or by proxy and entitled to vote. Shares voted “ABSTAIN” or “WITHHELD” are not counted as votes cast and, thus, will have no effect on the vote to elect the nominees for director. The proposals to approve compensation of our Named Executive Officers and to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm both require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Thus, shares voted “ABSTAIN” or “WITHHELD” will have the same effect as votes AGAINST the approval of the two proposals. On the proposal regarding the frequency of future advisory votes on the compensation of our Named Executive Officers, for the three choices of once every year, every two years or every three years, the choice receiving the most votes at the Annual Meeting will be the choice recommended by the stockholders.

If a stockholder holds shares through a broker, bank or nominee, the SEC has approved a rule that changes the manner in which the stockholder’s vote in certain matters will be handled. The effect of these changes is that the broker, bank or nominee will no longer be permitted to vote on the stockholder’s behalf on the election of directors or on the proposals regarding executive compensation or the frequency of future advisory votes on the compensation of our Named Executive Officers unless the stockholder provides specific instructions by completing and returning the voting instruction card (these uninstructed votes are termed “broker non-votes”). Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business, but are not treated as entitled to vote on these proposals and, therefore, are not counted for purposes of determining the number of votes cast with respect to these particular proposals. Accordingly, broker non-votes will make a quorum more readily obtainable, but do not affect the outcome of the vote on these proposals.

If shares are held in street names by beneficial owners, their brokers, banks, or nominees will include a voting instruction card with this proxy statement. In the past, if they did not transmit these voting instructions within a specified period of time before the meeting, their brokers, banks or nominees were allowed to vote on their behalf on the election of directors and other matters considered to be routine. Now, for their vote to be counted, they will need to communicate their voting instructions to their brokers, banks or nominees before the date of the shareholder meeting.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters. Stockholders do not have cumulative voting rights.

When a proxy card is properly dated, executed and returned, the shares represented by such proxy card will be voted at the Annual Meeting in accordance with the instructions of the stockholder as set forth on the proxy card. If no specific instructions are given, the shares will be voted (1) FOR the election of the nominees for director set forth herein; (2) FOR the approval of the compensation of our Named Executive Officers as described under “Compensation Discussion and Analysis” below; (3) FOR a frequency of EVERY THREE YEARS for future advisory votes on the compensation of our Named Executive Officers; (4) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and (5) at the discretion of the individuals designated as proxies on the proxy card on such other business as may properly come before the Annual Meeting or any adjournment thereof.

Attendance at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write to us at our principal executive offices, 12117 Bee Caves Road, Building Two, Suite 100, Austin, Texas 78738, Attn: Investor Relations, telephone: (512) 519-0400. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Submission of Stockholder Proposals for the 2012 Annual Meeting

Stockholder proposals intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2012 Annual Meeting, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the SEC, must be received at our principal executive offices no later than January 10, 2012. Such proposals must also satisfy the procedures set forth in Rule 14a-8 under the Exchange Act.

Stockholder proposals and director nominations not included in our proxy statement for the 2012 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our at our principal executive offices. To be timely, stockholder proposals and director nominations must be received by us 90 days prior to the one-year anniversary of the preceding year’s annual meeting. Proposals and nominations that are not received in a timely manner will not be voted on at the 2012 Annual Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a proxy card with respect to your shares and only upon specific instructions from you. Please return the enclosed proxy card to your broker or bank and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors. The directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. The term of the Class II director will expire at this Annual Meeting, and therefore three nominees are proposed for election as Class II director at this Annual Meeting, to hold office until the annual meeting in 2014 and until their successors are duly elected and qualified. If any of the Board’s nominees are unable or decline to serve as director, the proxies will be voted for any substitute nominee who shall be designated by the Board. It is not expected that any of the Board’s nominees will be unable to or will decline to serve as director.

Nominees for Director

Class II Director Nominees to the Board:

Name	Age	Position with Vermillion
James S. Burns	64	Director

Peter S. Roddy	51	Director

Carl Severinghaus	58	Director

Required Vote; Recommendation

The three nominees receiving the highest number of affirmative votes of the outstanding shares of common stock, present or by proxy, will be elected as directors so long as a quorum is present. Votes withheld from a particular nominee and broker non-votes will be counted for purposes of determining whether a quorum exists but, because directors are elected by a plurality vote, will have no impact on the vote with respect to that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. IF YOU SIGN AND RETURN THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS, COMMITTEES, AND CORPORATE GOVERNANCE

Biographical Information of Our Directors

Our Board of Directors currently consists of six directors. The directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. The classes are currently comprised as follows:

•	Class I directors. William C. Wallen, Ph.D. is a Class I director, whose term will expire in 2013;

•	Class II directors. James S. Burns, Peter S. Roddy and Carl Severinghaus are Class II directors, whose terms will expire at the Annual Meeting held in 2011; and

•	Class III directors. John F. Hamilton and Gail S. Page are Class III directors, whose terms will expire in 2012.

Class II Directors Nominated for Election to a Three-Year Term Expiring at the 2014 Annual Meeting

James S. Burns, age 64, has been our director since June 2005. Mr. Burns is currently President, Chief Executive Officer and director of AssureRx, Health, Inc., a personalized medicine company which specializes in pharmacogenetics for neuropsychiatric disorders. Prior to joining AssureRx, Health, Inc., Mr. Burns was the President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008, and a director from September 2004 to December 2008. Mr. Burns was a co-founder and, from 2001 to 2003, served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that develops, markets and sells branded prescription pharmaceuticals. From 2000 to 2001, Mr. Burns served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout to form MedPointe Pharmaceuticals. Previously, Mr. Burns was a founder, Chairman, President and Chief Executive Officer of Osiris Therapeutics, Inc., a biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. Mr. Burns has also been Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies building around new pharmaceutical and biotechnology products; Group President at Becton Dickinson and Company, a multidivisional biomedical products company; and Vice President and Partner at Booz & Company, Inc., a multinational consulting firm. Mr. Burns is a director of Symmetry Medical Inc. (NYSE: SMA), a supplier of products and services to orthopedic and other medical device companies, and a director of the International BioResources Group and the American Type Culture Collection (ATCC). Mr. Burns received his B.S. and M.S. in Biological Sciences from the University of Illinois, and M.B.A. from DePaul University. Our Board of Directors has determined that based upon Mr. Burns’ extensive experience in the diagnostics industry, and current and prior directing and management experience, he has the qualifications and skills to serve as a member of our Board of Directors.

Peter S. Roddy, age 51, was appointed to our Board of Directors and Audit Committee on February 18, 2010. Mr. Roddy has served as Vice President and Chief Financial Officer of Pain Therapeutics, Inc. since July 2004, and as its Chief Financial Officer since November 2002. From 1990 to 2002, Mr. Roddy held a variety of senior management positions at COR Therapeutics, Inc. (now part of Takeda Pharmaceutical Company Limited), a biopharmaceutical company, including Senior Vice President, Finance and Chief Financial Officer between 2000 and 2002. Prior to 1990, Mr. Roddy held a variety of positions at Price Waterhouse & Company, Hewlett Packard Company and MCM Laboratories, Inc. Mr. Roddy received his B.S. in Business Administration from the University of California, Berkeley. Our Board of Directors has determined that based upon Mr. Roddy’s extensive experience in the life science industry, including relevant experience as an executive officer and chief financial officer, as well as experience at a major accounting firm, he has the qualifications and skills to serve as a member of our Board of Directors and Chairman of the Audit Committee.

Carl Severinghaus, age 58, was appointed to our Board of Directors on March 3, 2010 and serves as our Compensation Committee Chairman. In addition, he is a member of our Audit Committee and Nominating and Governance Committee. Mr. Severinghaus currently holds the position of Vice President, Head of Global Sales OEM Components of Tecan Group since January 1, 2011. Prior to that, he was President of Tecan Americas from 2009 to 2010, responsible for the sales and operations for the Americas Sales Regions, including U.S., Canada, and South America. From 2007 to 2008, he was Senior Vice President of International Sales, responsible for the worldwide sales and operations of the direct and OEM sales channels. From 2007 to 2011, he served as a member of the Executive Committee of Tecan, an internal Board responsible for implementing the Board of Directors’ worldwide strategies and goals. He was President and General Manager of Tecan from 1999 to 2006, and Vice President of Sales and National Sales Manager from 1991 to 1998. Prior to joining Tecan, he held National Sales Manager position at American Monitor Corporation from 1980 to 1991. Mr. Severinghaus received his Bachelor of Fine Arts degree in Communications and Public Speaking from Drake University in 1974. He is a member of the Analytical & Life Science Systems Association, the Association for Laboratory Science, and the American Association for Clinical Chemistry. The Board of Directors has determined that based upon Mr. Severinghaus’ demonstrated executive level management and commercial operations skills, both domestically and internationally, he has the qualifications and skills to serve as a member of our Board of Directors and a key member of the Board’s Audit, Compensation, and Nominating and Governance Committees.

Class III Directors Continuing in Office until the 2012 Annual Meeting

Gail S. Page, age 55, has been our director since December 2005. Ms. Page joined us in January 2004 as President of our Diagnostics Division and an Executive Vice President, and was promoted to President and Chief Operating Officer of Vermillion in August 2005. Subsequently, Ms. Page became our President and Chief Executive Officer in December 2005 and served in this capacity until her resignation on March 27, 2009 due to our bankruptcy proceeding. In connection with our emergence from bankruptcy, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010. From October 2000 to January 2003, Ms. Page was Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, Ms. Page held various senior level management positions with Laboratory Corporation of America (“LabCorp”). In 1993, Ms. Page was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, Ms. Page headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, Ms. Page was a member of the Scientific Advisory Board at LabCorp and chaired the committee from 1993 to 1997. Prior to her years at LabCorp and its predecessor, Roche Biomedical, Ms. Page worked in various functions in the academic field and the diagnostics industry. Ms. Page received her A.S. in Medical Technology in combination with a Cardiopulmonary Technology Diploma from the University of Florida. Ms. Page also completed an executive management course at the Kellogg School of Management at Northwestern University. The Board of Directors has determined that based upon Ms. Page’s intimate knowledge of our business and extensive experience in the management and development of biotechnology companies, she has the qualifications and skills to serve as a member of our Board of Directors. She also brings significant experience in the sales, marketing and commercialization of diagnostic products.

John F. Hamilton, age 66, has been our director since April 2008. From 1997 until his retirement in 2007, Mr. Hamilton served as Vice President and Chief Financial Officer of Depomed, Inc. Mr. Hamilton began his career in international banking with The Philadelphia National Bank and Crocker National Bank, and went on to hold senior financial positions at several bio-pharmaceutical companies including Glyko, Inc., which is now BioMarin Pharmaceuticals, and Chiron Corporation. Mr. Hamilton sits on the regional Board of Directors of the Association of Bioscience Financial Officers, and is past-president of the Treasurers Club of San Francisco. Mr. Hamilton received his M.B.A. from the University of Chicago and B.A. in International Relations from the University of Pennsylvania. Our Board of Directors has determined that based upon Mr. Hamilton’s extensive experience in finance and capital markets gained through his education and his senior financial positions at various biopharmaceutical companies, he has the qualifications and skills to serve as a member of our Board of Directors. Mr. Hamilton also brings to the Board significant strategic and financial expertise and leadership experience.

Class I Director Continuing Office until the 2013 Annual Meeting

William C. Wallen, Ph.D., age 67, has been our director since February 2010 and serves as Chairman of our Nominating and Governance Committee. Additionally, he is a member of our Audit Committee and Compensation Committee, and served on our Scientific Advisory Board from April 2006 until February 2010 when he joined the Board of Directors. Dr. Wallen served as the Senior Vice President and Chief Scientific Officer of IDEXX Laboratories, Inc. (“IDEXX”) beginning September 2003, and retired from IDEXX on March 3, 2010. Commencing in December 2008, Dr. Wallen took on the position of leading its infectious disease product manufacturing operations. Dr. Wallen led IDEXX’s pharmaceutical products business from September 2003 until IDEXX sold certain product lines and restructured that business in 2008. Prior to joining IDEXX, Dr. Wallen held various positions with Bayer Corporation, most recently as Senior Vice President, Research and Development, and Head, Office of Technology for the Diagnostics Division of Bayer Healthcare. From 2001 to 2003, Dr. Wallen served as Senior Vice President and Head of Research, Nucleic Acid Diagnostics Segment; from 1999 to 2001, as Senior Vice President of Research and Development Laboratory Testing Segment; and from 1993 to 1999, as Vice President of Research and Development, Immunodiagnostic and Clinical Chemistry Business Units. Before joining Bayer Corporation, from 1990 to 1993, Dr. Wallen was Vice President, Research and Development at Becton Dickinson Advanced Diagnostics. Dr. Wallen is a member of the American Association of Clinical Chemistry, the American Society for Microbiology, American Association for Cancer Research, The Leukemia society of America, and the New York Academy of Science. Dr. Wallen has authored or co-authored 55 scientific papers and articles covering topics in immunology, virology, oncology and detection methodologies. Dr. Wallen received his B.S. in Zoology and M.S. in Microbiology from Michigan State University, and Ph.D. in Molecular Biology from University of Arizona College of Medicine. The Board of Directors has determined that based upon Dr. Wallen’s extensive experience in research and development and corporate governance matters in the diagnostics industry, he has the qualifications and skills to serve as a member of our Board of Directors. Dr. Wallen also brings to the Board a background in managing public companies, which gives him the qualification and skills to serve as a key member of the Board’s Audit, Compensation, and Nominating and Governance Committees.

Independence of the Board of Directors

We have identified the following directors as independent directors.

Name	Board	Audit Committee		Compensation Committee		Nominating and Governance Committee
James S. Burns (1)	—
John F. Hamilton (1)	—
Peter S. Roddy (2)	—	—	(Chair)
Carl Severinghaus (2)	—	—		—	(Chair)	—
William C. Wallen, Ph.D. (2)	—	—		—		—	(Chair)

(1)	In connection with the Debtor’s Incentive Plan as described under “Executive Compensation—Compensation Discussion and Analysis” below, there is uncertainty as to whether Mr. Hamilton and Mr. Burns were independent directors in fiscal year 2010, as defined by NASDAQ Listing Rule 5605(a)(2).
(2)	The Board has determined that Mr. Roddy, Mr. Severinghaus and Dr. Wallen are independent directors as defined by NASDAQ Listing Rule 5605(a)(2).

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having our Chief Executive Officer serve as Chairman is in the best interest of our stockholders. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of us and our industry, as well as fostering greater communication between our management and the Board.

Role in the Board in Risk Oversight

The Board is involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board, and particularly the Audit Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors

Our Board establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2010, the Board held twelve meetings and took action by unanimous written consent on four occasions. Each Board member attended 75% or more of the aggregate meetings of the Board, on which he or she served, held during the period for which he or she was a director. Applicable NASDAQ listing standards require that the independent directors meet from time to time in executive session. In fiscal 2010, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. We held an annual meeting of stockholders on December 3, 2010.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of our financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Roddy, Chairman, Dr. Wallen and Mr. Severinghaus. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board. The Audit Committee charter can be found in the Investor Relations section of our website at http://www.vermillion.com. In fiscal year 2010, the Audit Committee met seven times and acted by written consent four times.

The Board has determined that all members of our Audit Committee are independent, as the term is currently defined in NASDAQ Listing Rules 5605(a)(2). The Board has determined that Mr. Roddy qualifies as an “audit committee financial expert,” as defined in applicable rules. The Board made a qualitative assessment of Mr. Roddy’s level of knowledge and experience based on a number of factors, including his experience as the chief financial officer of several companies.

Compensation Committee

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. The Compensation Committee reviews and recommends to the Board for approval the compensation (i.e., salary, bonus and stock-based compensation grants) and other terms of employment or service of our Chief Executive Officer and other executive officers, reviews with management our Compensation Discussion and Analysis for inclusion in our proxy statements and other Securities and Exchange Commission (the “SEC”) filings, and administers our 2010 Stock Incentive Plan. The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In 2010, the Compensation Committee engaged Arnosti Consulting, Inc. to analyze the compensation for each director and officer of the Company.

The Compensation Committee is currently composed of two directors: Mr. Severinghaus, Chairman, and Dr. Wallen. The Board has determined that both members of our Compensation Committee are independent pursuant to NASDAQ Listing Rule 5605(a)(2). The Compensation Committee has adopted a written charter that can be found in the Investor Relations section of our website at http://www.vermillion.com. The Compensation Committee met five times and acted by written consent twice in 2010.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2010 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of us, was formerly an officer of us or had any relationship with us, except that we have entered into indemnification agreements with each of our directors, which require us to indemnify our directors to the fullest extent permitted by law in the State of Delaware.

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Dr. Wallen, Chairman and Mr. Severinghaus. The Nominating and Governance Committee met once and acted by written consent once in 2010.

The Nominating and Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the independent members of the Board nominees for election as our directors, and providing oversight with respect to corporate governance and ethical conduct. The Board has determined that both Dr. Wallen and Mr. Severinghaus are “independent directors” as currently defined in NASDAQ Listing Rule 5605(a)(2). Our director nomination process meets applicable NASDAQ requirements because our director nominees are selected by the independent members of the Board. The Nominating and Governance Committee has adopted a written charter that can be found in the Investor Relations section of our website at http://www.vermillion.com.

The information below describes the criteria and process that the Nominating and Governance Committee uses to evaluate candidates to the Board.

Board Membership Criteria

The Nominating and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of the Board. Nominees for director are selected on the basis of depth and breadth of experience, knowledge, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us in selecting director nominees. In particular, the Nominating and Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Stockholders Proposals for Nominees

The Nominating and Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Governance Committee c/o our Corporate Secretary and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described under “Information About the Annual Meeting and Voting—Submission of Stockholder Proposals for the 2011 Annual Meeting” above.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating and Governance Committee deems appropriate, a third-party search firm. Candidates are evaluated by the Nominating and Governance Committee on the basis of the factors described above under “Board Membership Criteria.” With respect to candidates for initial election to the Board, the Nominating and Governance Committee also reviews biographical information and qualifications and checks the candidates’ references. Qualified candidates are interviewed by at least one member of the Nominating and Governance Committee. Serious candidates meet, either in person or by telephone, with all members of the Nominating and Governance Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Nominating and Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the independent members of the Board that the Board nominate, or elect to fill a vacancy with, a prospective candidate. Candidates recommended by the Nominating and Governance Committee are presented to the independent members of the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. The Nominating and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Nominees to the Board of Directors for the Annual Meeting

The nominees for the Annual Meeting were recommended for selection by the Nominating and Governance Committee and were selected by the independent members of the Board.

Code of Ethics

We have adopted the Vermillion, Inc. Code of Ethics that applies to all our officers, directors and employees. The Code of Ethics is available under the Investor Relations section of our website at http://www.vermillion.com. We will disclose on our website any waiver of, or amendment to, the Code of Ethics.

Stockholder Communications

Our stockholders may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors

c/o Corporate Secretary

Vermillion, Inc.

12117 Bee Caves Road, Building Two, Suite 100

Austin, Texas 78738

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board (or to members of a committee thereof, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to our business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against us, a director, a member of the management, or other employees of us, or to further a personal interest not shared by the other stockholders generally.

COMPENSATION OF DIRECTORS

Director Compensation

Outside directors (i.e., non-employee directors) are compensated for their service as (1) a member of the Board of Directors, (2) a member of any committee of the Board of Directors, and (3) a chair of any committee of the Board of Directors. Currently, we have adopted a compensation program to grant restricted stock units (“RSUs”) to outside directors with a targeted value on the grant date. The number of RSUs granted is determined by dividing the targeted value by a trailing average price of our common stock on the date of grant of the RSUs. The RSUs vest in four equal quarterly installments over the course of the fiscal year, with the vesting commencement date starting on January 1 each year. Periodically, the Compensation Committee reviews and determines the adequacy of the compensation program for outside directors, and based upon the results of their analysis, the Compensation Committee will make recommendations in regards to the compensation program for outside directors to the Board of Directors. During fiscal year 2010, the outside directors were compensated as follows:

•	each outside directors received 13,000 RSUs;

•	the chairperson of the Audit Committee received 2,500 RSUs;

•	the chairperson of the Compensation Committee received 2,000 RSUs;

•	the chairperson of the Nominating and Governance Committee received 1,500 RSUs;

•	the other members of the Compensation Committee and the Nominating and Governance Committee each received 1,000 RSUs;

•	the other members of the Audit Committee received 1,500 RSUs; and

•	the other member of the Special Compensation Committee received 5,000 RSUs.

The Bankruptcy Court approved a Debtor’s Incentive Plan on April 14, 2010 in recognition of Ms. Page, Mr. Burns and Mr. Hamilton’s services during the bankruptcy proceedings. Under the Debtor’s Incentive Plan, we were directed to distribute an aggregate of $5,000,000 in cash and 302,541 shares of restricted stock in Debtor’s Incentive Plan Payments to Ms. Page, Mr. Burns and Mr. Hamilton. The total Debtor’s Incentive Plan cash payments and restricted stock awards were allocated to Ms. Page, Mr. Burns and Mr. Hamilton on a 60%-20%-20% basis, respectively. Such Debtor’s Incentive Plan compensation was not attributable to the three directors as compensation for the year of 2009 because we did not receive approval to make the awards (and did not in fact make any cash or restricted stock awards) until April 2010. The restricted stock awards do, however, provide for retroactive vesting credit for 1/24th of the total award on each monthly anniversary of the vesting commencement date (June 22, 2009).

The compensation earned by our outside directors for the year ended December 31, 2010 was as follows:

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James S. Burns (1)	$1,000,000	$337,808	$—	$—	$—	$—	$1,337,808
John F. Hamilton (1)	1,000,000	337,808	16,875	—	—	—	1,354,683
Peter S. Roddy	—	86,335		—	—	—	86,335
Carl Severinghaus	—	97,475	—	—	—	—	97,475
William C. Wallen, Ph.D.	—	122,540	—				122,540
Total	$2,000,000	$981,966	$16,875	$—	$—	$—	$2,998,841

(1)	Fees earned or paid in cash and stock awards include compensation earned under the Debtor’s Incentive Plan.
(2)	All outside directors received RSUs.
(3)	For awards of options, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718 (column (d)).

PROPOSAL TWO: ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis of this Proxy Statement.

We believe that our compensation policies and procedures align with the long-term interests of our stockholders. Our compensation program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build stockholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

This vote is advisory, which means that this proposal is not binding. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Required Vote; Recommendation

The affirmative vote of a majority of the shares present at the Annual Meeting either in person or by proxy and entitled to vote is required to approve the compensation of our Named Executive Officers. Abstentions from voting and broker non-votes will be counted for purposes of determining whether a quorum exists but will have no impact on the vote to approve the compensation of our Named Executive Officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE: FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Act, stockholders are also able to vote to recommend, on an advisory basis, how frequently they believe an advisory vote on executive compensation, such as we have included in Proposal Two, should occur. By voting on this proposal, you may indicate whether you would prefer that we hold an advisory vote on executive compensation every year, every other year or every three years.

The Board of Directors has determined that stockholders should have an opportunity every three years to vote on the compensation of our Named Executive Officers. In reaching this determination, the Board considered that a three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company. In addition, a three-year vote cycle also gives our board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures.

This is an advisory vote, which means that this proposal is not binding. Regardless, our Compensation Committee values the opinions expressed by stockholders and expects to implement the frequency which receives the greatest level of support from our stockholders. While we believe that a vote once every three years is the best choice for us, you are not voting to approve or disapprove our recommendation of three years, but rather to make your own choice among a vote once every year, every two years or every three years. You may also abstain from voting on this Proposal.

Required Vote; Recommendation

Among the three choices of a vote once every year, every two years or every three years, the choice receiving the most votes at the Annual Meeting will be the option recommended by the stockholders. Abstentions from voting and broker non-votes will be counted for purposes of determining whether a quorum exists but will have no impact on the vote to determine the frequency of the advisory vote on executive compensation.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF A VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM ONCE EVERY THREE YEARS.

EXECUTIVE OFFICERS

Set forth below is the information about our executive officers:

Name	Age	Positions
Gail S. Page	55	Chair of the Board; President and Chief Executive Officer

Sandra A. Gardiner	45	Vice President, Chief Financial Officer

Eric T. Fung, M.D., Ph.D.	41	Senior Vice President and Chief Science Officer

William Creech	58	Vice President of Sales and Marketing

Ashish Kohli, CFA	42	Vice President of Corporate Strategy

Gail S. Page’s biography can be found under “INFORMATION REGARDING THE BOARD OF DIRECTORS, COMMITTEES, AND CORPORATE GOVERNANCE.”

Sandra A. Gardiner has been Vice President and Chief Financial Officer since May 2010. Prior to joining us, Ms. Gardiner served as Chief Financial Officer of Bend Research Inc., a company that specializes in the definition, advancement, development and commercialization of pharmaceutical and health science technologies, since March 2009. In April 2009, she was elected to Bend Research Inc.’s board of directors. From 2004 through 2008, Ms. Gardiner served as Chief Financial Officer and Corporate Secretary of Lipid Sciences, Inc., responsible for all decision-making authority for all financial and administrations functions for this development stage biotechnology company, which is engaged in research and development of products and processes to treat cardiovascular disease and viral infections. She also held positions at Cardima, Inc. and Comac and began her biotechnology career in 1988 with Advanced Cardiovascular Systems, formerly a division of Guidant, holding several positions in the Internal Audit, Accounting and Finance departments. Ms. Gardiner received her Bachelor of Science in Managerial Economics from the University of California at Davis.

Eric T. Fung, M.D., Ph.D. joined us in May 2000 as a lead scientist in the newly formed Biomarker Discovery Centers. He was promoted to Vice President of Medical and Clinical Affairs and Chief Scientific Officer in June 2006. Dr. Fung resigned from his position on March 19, 2009 and worked as a consultant to us from September 2009 to January 2010. Dr. Fung was reappointed as our Senior Vice President and Chief Science Officer in February 2010. Prior to joining us, Dr. Fung was a Howard Hughes sponsored researcher at Stanford University. Dr. Fung has anatomic pathology training from Stanford Medical School and obtained his M.D. and Ph.D. degrees from the Johns Hopkins University School of Medicine. He graduated with a B.S. with honors from the California Institute of Technology. Dr. Fung has held an Adjunct Assistant Professor position in the Department of Pathology at the Johns Hopkins University School of Medicine.

William Creech joined us in March 2010 as Vice President of Sales and Marketing. Prior to joining us, Mr. Creech served as Principal of WBC Consulting, where he provided strategic and tactical consulting services to clients in the medical devices industry, and as Vice President of Sales and Marketing at Capitol Vial, Inc. and Vice President of Corporate Accounts at Apogent. Mr. Creech has also held various sales and sales management positions at Chiron, Ciba Corning/Chiron Diagnostics, and Abbott Diagnostics. Mr. Creech is a veteran of the United States Army and graduated with a B.S. from Florida Southern College.

Ashish Kohli, CFA joined us in September 2010 as Vice President of Corporate Strategy and is responsible for investor relations, international expansion and business development. Prior to joining us, Mr. Kohli served as a Buy-Side Equity Analyst at Columbia Wanger Asset Management from July 2005 to June 2010. From 2000 through 2005, he worked at William Blair & Company, the first three years as a Sell-Side Equity Associate, and the last two years as a Sell-Side Equity Analyst. Previously, he held an Emerging Markets Debt Analyst position at Brinson Partners, Inc. Mr. Kohli received his Master of Business Administration from Texas Tech University and his Bachelor of Science in Computer Engineering and Bachelor of Science in Biochemistry from McMaster University in Hamilton, Ontario.

COMPENSATION COMMITTEE REPORT 1

Our executive compensation program for our Named Executive Officers (“NEOs”) is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is provided by the following independent directors of the Compensation Committee:

Carl Severinghaus, Chairman

William C. Wallen

[1]	The information provided under the heading “Compensation Committee Report” shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the compensation program for our named executive officers, referred to herein as NEOs. In particular, this section focuses on our 2010 compensation program and related decisions. The Compensation Committee annually reviews our executive compensation program to ensure that it appropriately rewards performance that is tied to sound decision-making and creating stockholder value, and is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability.

Executive Officers During 2010

The following executive officers named in the management table above did not serve in such capacities during the entirety of 2010: Ms. Page, who resigned from her position as President and Chief Executive Officer on March 27, 2009, was elected to and assumed the position of Chair of the Board of Directors on March 30, 2009, and was reappointed as our President and Chief Executive Officer on February 1, 2010; Ms. Gardiner, who was appointed as our Vice President and Chief Financial Officer on April 19, 2010; Dr. Fung, who resigned from his position as Vice President and Chief Science Officer on March 19, 2009, worked as a consultant for us from September 2009 to January 2010, and was appointed Senior Vice President and Chief Science Officer on February 1, 2010; Mr. Creech, who joined us in March 2010 as Vice President of Sales and Marketing; and Mr. Kohli, who joined us in September 2010 as Vice President of Corporate Strategy. John H. Tran was appointed as our Interim Vice President of Finance and Chief Accounting Officer on February 1, 2010 until his resignation on August 31, 2010.

Set forth below is a brief description of Mr. Tran’s business experience.

John H. Tran, age 35, joined us on February 1, 2010, and served as Interim Vice President of Finance and Chief Accounting Officer until his resignation on August 31, 2010. Prior to joining us, Mr. Tran served as Vice President, Finance and Chief Accounting Officer at Anesiva, Inc., a late-stage biopharmaceutical company in the development and commercialization of novel pharmaceutical products for pain management, from May 2008 to January 2010. From September 2004 to April 2008, Mr. Tran served in various roles in finance and was the Director of Finance at Kyphon Inc., a medical device company. Mr. Tran became part of Medtronic, Inc. through its 2007 acquisition of Kyphon Inc. From January 2000 to September 2004, Mr. Tran served as an Audit Senior in the audit and assurance practice with PricewaterhouseCoopers LLP. Mr. Tran received his B.A. in Biology and Business Economics with Accounting Emphasis from the University of California at Santa Barbara. Mr. Tran is also a certified public accountant in the State of California.

Compensation Philosophy and Objectives

The goal of our compensation program for our NEOs is the same as for the overall Company, which is to foster compensation policies and practices that attract, engage and motivate high caliber talent by offering compensation in a competitive range. We are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; attracts highly skilled, experienced and capable employees; and is fair and fiscally responsible.

The Compensation Committee has designed and implemented compensation programs for our NEOs to reward them for their leadership excellence, for sustaining our financial and operating performance, to align their interests with those of our stockholders and to encourage them to remain with us for long and productive careers.

The Compensation Committee has designed and implemented compensation programs for NEOs to reward them for sustaining our financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with us for long and productive careers. Because bonus and equity compensation play a key role in aligning our executives’ interests with our stockholders’ interests, annual incentives and equity incentives constitute an essential portion of the NEOs compensation. However, most of our compensation elements simultaneously fulfill one or more performance, alignment and/or retention objectives.

Base salary and annual bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

In establishing compensation for the NEOs, the following are the Compensation Committee’s objectives:

•	Attract, retain, reward and motivate high performing executive talent;

•	Ensure senior officer compensation is aligned with the Company’s corporate strategies, business objectives and the long-term interests of the Company’s stockholders;

•	Increase the incentive to achieve key strategic, financial and operational performance measures by linking incentive award opportunities to the achievement of performance goals in these areas;

•	Ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•

Enhance the officers’ incentive to increase the Company’s long term value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in the Company through stock ownership.

The Compensation Committee reviews all components of the NEOs’ compensation, including annual base salary, bonuses based on corporate and individual performance, and equity compensation, perquisites and termination-based compensation. For equity incentive compensation, which includes grants of RSUs and stock options, the Compensation Committee reviews accumulated realized and unrealized stock options and RSU gains. The Compensation Committee also reviews the dollar value to the executive and cost to the Company of all perquisites, as well as the actual and projected payout obligations under several potential severance and change in control scenarios. In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies. The Compensation Committee also receives input from the CEO regarding the compensation of all executives other than herself.

Compensation Components

The Company’s executive compensation program is designed to attract executives with the requisite skills necessary to support the Company’s strategic objectives, to reward executives for the achievement of near-term and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance.

The Company’s compensation program is comprised of the following components for the NEOs:

•	Base Salaries;

•	Annual Incentive Bonus;

•	Equity Incentives;

•	Employment Agreements providing for severance and change in control benefits; and

•	Certain perquisites as well as 401(k) plan, health and welfare plan benefits.

The Compensation Committee believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the overall objectives of the Company’s compensation program.

Consultants and Advisors.    The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In 2010 the Compensation Committee engaged Arnosti Consulting, Inc. to analyze each component of executive compensation, including base salaries, annual incentive bonus and long term equity incentives, for each director and officer of the Company.

Target Compensation Philosophy.    The Compensation Committee considers analyzes and considers relevant survey data in conjunction with compensation consultant recommendations when setting potential executive compensation target ranges for base salaries, annual incentive bonus and long term equity incentives to ensure the Company’s ability to recruit and retain high caliber talent. In assessing market competitiveness of total executive compensation packages, the compensation of the Company’s NEOs are reviewed against executive compensation survey data for selected comparator companies. For 2010, the comparator companies consisted of twelve companies similar to the Company in terms of their size (for example, revenue and market capitalization), industry and global presence, and have executive officer positions that are comparable in terms of breadth, complexity and scope of responsibilities.

The Compensation Committee analyzes each component of executive compensation, including base salaries, annual incentive bonus and long term equity incentives, against the comparator companies focusing on the range between the mean percentile and the 60th percentile. To establish a competitive advantage in attracting and retaining key executive officers and to emphasize the Compensation Committee’s objectives, the Compensation Committee strives to set competitive ranges for each compensation component. To remain consistent from year to year, the Company currently intends to use similar comparator groups as part of the Company’s annual marketplace analysis. The specific companies included in the comparator group may change from year to year based on their size, relevance or other pertinent factors.

Base Salaries.    Executive salaries are determined based on the data from the Company’s comparator group, on evaluation of each officer’s individual performance throughout the year, level of responsibility, overall salary structure, budget guidelines and assessment of the Company’s financial condition. This approach ensures that the Company’s cost structure will allow it to remain competitive in its markets. Salaries paid to the NEOs in fiscal 2010 were within the targeted range. The Compensation Committee normally reviews and adjusts as appropriate the base salaries for the NEOs in the first half of each calendar year. In 2009, due to the bankruptcy proceeding and the drastic cost-cutting measures that the bankruptcy proceeding entailed, NEOs were terminated and retained as consultants to the extent absolutely critical. In connection with our emergence from bankruptcy, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010 and Dr. Fung was reappointed as our Senior Vice President, Chief Science Officer on February 1, 2010. Our remaining NEOs were hired in March 2010 and thereafter. In March, 2011, after reviewing the compensation consultant’s recommendations, along with comparator companies, the Compensation Committee adjusted the base salaries for Ms. Gardiner from $240,000 to $256,000, Dr. Fung from $275,000 to $285,000, and Mr. Creech from $175,000 to $225,000.

Annual Bonuses.    Annual incentive bonus programs were suspended in 2009 due to our financial difficulties. Subsequent to emerging from bankruptcy, the Compensation Committee resolved to re-establish an annual incentive bonus program. Consistent with our objectives to tie a significant portion of the NEOs’ total compensation to our performance, all NEOs have a target bonus of a fixed percentage of their salary. Our annual incentive bonus program is an “at-risk” compensation arrangement designed to reward our NEOs for the achievement of key strategic, operational and financial goals that we believe will provide the foundation for creating longer-term stockholder value. Bonus awards are subject to the achievement of corporate and individual objectives established by the Compensation Committee of the Board each year. Weight values are assigned to each objective in order to ensure a balanced approach to the various factors applied to determining bonus amounts.

At the end of each year the Compensation Committee determines the bonuses awarded under the program based on the achievement of our corporate objectives for the year, the overall performance of the executive officers as a group, the overall success of the Company and development of our business, and the discretion of the Compensation Committee and the Board. The Compensation Committee generally establishes the individual payout targets for each NEO based on the executive’s position, level of responsibility and a review of the compensation information of other similar companies. For all program participants, annual cash incentive opportunities are targeted at the 50th percentile of the market. For 2010, the payout targets for each NEO were as follows:

Gail S. Page	50% of annual base salary

Sandra A. Gardiner	40% of annual base salary

Eric T. Fung, M.D., Ph.D.	50% of annual base salary

William Creech	30% of annual base salary

Ashish Kohli, CFA	30% of annual base salary

For the fiscal year 2010, the Compensation Committee established semi-annual goals in lieu of annual goals given the state of the Company as it related to the emergence from Chapter 11 and its reestablishment. The incentive bonus goals for the first half of fiscal 2010 focused primarily on the successful launch of OVA1 in conjunction with the financial and operational requirements necessary to rebuild the business and gain compliance with all regulatory authorities following the receipt of confirmation of our Plan of Reorganization in January 2010. The incentive bonus goals for the second half of fiscal 2010 focused primarily on the commercialization of OVA1, advancing our pipeline, and maintaining a strong cash position.

In its evaluation of performance for the first six months of fiscal year 2010, the Compensation Committee considered the launch of OVA1 on March 9, 2010, the adjudication to Quest Diagnostics by the Medicare contractor Highmark Medicare Services, the achievement of SEC compliance on May 20, 2010, and the relisting of our common stock on the Nasdaq Global Market on July 6, 2010. As a result of this evaluation, the Compensation Committee determined that the targets for the first six months of fiscal year 2010 had substantially been met, resulting in the following payouts to each NEO employed by us during such period, and pro-rated for their respective duration of employment:

Gail S. Page	$78,125

Sandra A. Gardiner	$16,000

Eric T. Fung, M.D., Ph.D.	$57,292

William Creech	$21,875

At the end of the year, the Compensation Committee evaluated the performance of the Company and of the NEOs in achieving previously established goals. In this regard the Committee determined that the corporate objectives were all largely achieved. In making this determination, the Committee considered the progress with respect to the issuance of positive coverage policies for OVA1 by 9 independent BCBS plans, a total of approximately 68 million covered lives at December 31, 2010, the successful renegotiation of our Strategic Alliance Agreement with Quest Diagnostics, obtaining CE Mark for OVA1 in preparation for a 2011 European launch, initiating an intended use study for our PAD test, VASCLIR™, and closing the 2010 fiscal year with $22.9 million in cash and cash equivalents. As a result of this evaluation, the payouts to each NEO employed by us during such period, and pro-rated for their respective duration of employment, were as follows:

Gail S. Page	$101,002

Sandra A. Gardiner	$50,370

Eric T. Fung, M.D., Ph.D.	$72,145

William Creech	$27,546

Ashish Kohli, CFA	$18,889

On March 18, 2011, the Compensation Committee reviewed and adjusted as appropriate the bonus payout targets for each NEO for fiscal year 2011. The payout targets for each of Messrs. Creech and Kohli were increased from 30% of annual base salary to 40% of annual base salary. The payout targets for the rest of the NEOs remained the same as fiscal year 2010.

Equity Incentive Compensation.    The equity component of our executive compensation program is designed to fulfill our performance alignment and retention objectives. We previously maintained the Vermillion, Inc. 2000 Stock Plan (the “2000 Stock Plan”), which expired in 2010. We will make future equity awards under the Vermillion, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which was approved by the Board of Directors on February 8, 2010 and by the stockholders on December 3, 2010. The 2010 Plan will be administered by the Compensation Committee of the Board. Our employees, directors, and consultants are eligible to receive awards under the 2010 Plan. The 2010 Plan permits the granting of a variety of awards, including stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units, performance and cash-settled awards, and dividend equivalent rights. The 2010 Plan provides for issuance of up to 1,322,983 shares of common stock, subject to adjustment as provided in the 2010 Plan.

In general, the NEOs receive incentive stock option grants at the time of hire; annually thereafter, they receive restricted stock units, as recommended by the Compensation Committee. Stock option grants and restricted stock units are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. The number of underlying shares that may be purchased pursuant to the stock options granted to each NEO varies based on the executive’s position and responsibilities. In addition, amounts are determined by comparing the level of equity-based compensation that is awarded to executives of competing companies.

In 2010, NEO Gail S. Page, pursuant to the Debtor’s Incentive Plan (as discussed further below) received restricted stock awards. In 2010, NEO Eric T. Fung, M.D., Ph.D., pursuant to the 2010 Plan and as determined by the Board of Directors in its discretion, received restricted stock awards related to our emergence from bankruptcy. In addition, each NEO received stock option grants pursuant to their initial date of hire. The number of shares subject to these stock option grants was determined by the Compensation Committee solely in its discretion based on ranges that take into consideration an executive’s job responsibilities and competitive market data. The grants of stock-based awards to NEOs during the year ended December 31, 2010 was as follows:

Name	Restricted Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options

Gail S. Page	181,525	(1)	—

Sandra A. Gardiner	—		40,000

Eric T. Fung, M.D., Ph.D.	20,169	(2)	75,000

William Creech	—		10,000

Ashish Kohli, CFA	—		30,000

(1)	Issued pursuant to the Debtor’s Incentive Plan
(2)	Issued related to our emergence from bankruptcy

Although not included in 2010 awards due to the exigencies associated with our reorganization and emergence from bankruptcy, the 2010 Plan generally authorizes us to make awards reserving the following recourse against a participant who does not comply with certain employment-related covenants, either during employment or for certain periods after ceasing to be employed: we may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards; rescind any exercise, payment or delivery pursuant to the award; or recapture any shares (whether restricted or unrestricted) or proceeds from the participant’s sale of shares issued pursuant to the award. These remedies are also generally available to us for awards that would have had a lower grant level, vesting, or payment if a participant’s fraud or misconduct had not caused or partially caused the need for a material financial restatement by us or any affiliate. In addition, all awards or proceeds from the sale of awards made or earned pursuant to the 2010 Plan will be subject to the right of us to full recovery (with reasonable interest thereon) in the event that the Board determines reasonably and in good faith that any participant’s fraud or misconduct has caused or partially caused the need for a material restatement of our financial statements for any fiscal year to which the award relates.

Employee Benefits Programs.    Our employee benefits program primarily consists of two components: (1) severance and change in control arrangements and (2) perquisites and other benefits.

Severance and Change in Control Arrangements.    The Compensation Committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, our employment agreement with the Chief Executive Officer includes change of control provisions, and we have also entered into change in control agreements with our Chief Financial Officer and Chief Science Officer under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of the change in control agreements is to provide executive officers with appropriate incentives to remain with us before, during and after any change in control transaction by providing the executive officers with security in the event their employment is terminated or materially changed following a change in control. By providing this type of security, the change in control agreements help ensure that the executive officers support any potential change in control transaction that may be in the best interests of our stockholders, even while the transaction may create uncertainty in the executive officer’s personal employment situation. The Compensation Committee believes that the payment of salary and benefits for one year for the Chief Executive Officer, nine months for the Chief Science Officer and six months for the Chief Financial Officer is reasonable and appropriate to achieve the desired objectives of the agreements.

Perquisites and Other Benefits.    Our NEOs participate in our standard employee benefits programs including medical, dental, life, short-term and long-term disability insurance, and flexible spending accounts.

Method for Determining Compensation Amounts

In deciding on the type and amount of compensation for each executive, the Compensation Committee seeks to align the interests of the NEOs with those of our stockholders. In making compensation decisions, the Compensation Committee reviews the performance of the company and carefully evaluates an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance shareowner value. The types and relative importance of specific financial and other business objectives vary among our NEOs depending on their positions and the particular operations or functions for which they are responsible. The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. Compensation elements for each executive are reviewed in a manner that optimizes the executive’s contribution to the Company, and reflects an evaluation of the compensation paid by our competitors.

The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. However, prior stock compensation gains are not considered in setting future compensation levels. The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

The Compensation Committee has primary responsibility for assisting the Board of Directors in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer, or CEO. As part of this responsibility, the Committee oversees the design, development and implementation of the compensation program for the CEO and the other named executives. The Compensation Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of the compensation program. The CEO and the Compensation Committee assess the performance of the other named executives and determine their compensation, based on initial recommendations from the CEO with the assistance of a Compensation Consultant.

The Compensation Committee approves stock option grants for NEOs at the time of hire, and thereafter, the Compensation Committee annually reviews and approves restricted stock units. Stock option grants and restricted stock units are based on individual performance and contributions toward the achievement of our business objectives, as well as overall Company performance. Amounts are determined by comparing the level of equity-based compensation awarded to executives of competing companies, along with consideration for attracting, retaining and motivating the executive officers. We do not maintain specific stock ownership guidelines, and do not currently have a policy for recovering awards or payments if we are required to restate corporate financials.

Compensation Policies and Practices Regarding Risk Management

In fulfilling its role in assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that our compensation policies and practices do not motivate imprudent risk taking. Specifically, the Compensation Committee reviewed the following features of our compensation programs that guard against excessive risk-taking:

•	our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	we do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value; and

•	our compensation awards are capped at reasonable and sustainable levels, as determined by a review of the economic position and prospects, as well as the compensation offered by comparable companies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to publicly-held companies for certain compensation in excess of $1,000,000 paid to our chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. Certain performance-based compensation approved by our stockholders, including option grants under the 2010 Stock Plan, generally is not subject to the deduction limit. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation in this regard.

We have granted stock options as incentive stock options in accordance with Section 422 of the Code subject to the volume limitations contained in the Code. Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain, rather than ordinary income, to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

Named Executive Officer Compensation

President and Chief Executive Officer.    On December 31, 2005, we entered into an employment agreement with Ms. Page as our President and Chief Executive Officer. Under the terms of her original employment agreement, Ms. Page had an initial base salary of $350,000, as adjusted by the Board of Directors from time to time; was eligible for a bonus of up to 50% of her base salary that is based on the achievement of reasonable performance-related goals as determined by the Board of Directors; had an initial option grant to purchase 40,000 shares of our common stock at $9.00 per share; and had an annual car allowance of $10,000. On November 18, 2008, Ms. Page’s employment agreement was amended and restated to reflect an annual base salary of $364,000 and to comply with (or be exempted from) the applicable requirements of Section 409A of the Code. Ms. Page’s employment with us was for an unspecified duration and constituted “at-will” employment. At the option of either Ms. Page or us, with or without notice, the employment relationship may be terminated at any time, with or without cause (as defined in the employment agreement) or for any or no cause. If we terminate Ms. Page’s employment for reasons other than for cause, or if Ms. Page terminates her employment for good reason (as defined in the employment agreement), Ms. Page, upon executing a release of claims in favor of us will be entitled to receive (i) continued payment of base salary for a period of 12 months, (ii) immediate vesting of 24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Ms. Page’s employment is terminated by us for reasons other than for cause or by her for good reason with the 12-month period following a change in control (as defined in the employment agreement), Ms. Page will receive (i) continued payment of base salary for a period of 12 months, (ii) immediate 100% vesting of any then unvested options previously granted by us in addition to a period after termination at the discretion of us to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 12 months after termination or the time that Ms. Page obtains employment with reasonably comparable or better health and dental benefits. Ms. Page’s employment agreement also contains a “nonsolicitation” clause, which provides that, in the event that Ms. Page’s employment is terminated, she is prohibited from directly or indirectly soliciting or encouraging any employee or contractor of us or our affiliates to terminate employment with or cease providing services to us or our affiliates; and prohibited from soliciting or interfering with any person engaged by us as a collaborator, partner, licensor, licensee, vendor, supplier, customer or client to our detriment. As a result of the bankruptcy, severance amounts became due to Ms. Page, who was asked to resign from the Company on March 27, 2009. After she was asked to resign, Ms. Page worked as a consultant for us from March 2009 to January 2010. Pursuant to the terms of the consulting agreement between us and Ms. Page, she was paid $230 per hour for her services as a consultant.

Except as described above, Ms. Page was not otherwise compensated for the year 2009. In recognition of her services during the bankruptcy, the Bankruptcy Court approved a Debtor’s Incentive Plan on April 14, 2010, as revised. Under the Debtor’s Incentive Plan, we were directed to distribute an aggregate of $5,000,000 in cash and 302,541 shares of restricted stock in Debtor’s Incentive Plan Payments to Ms. Page, Mr. Burns and Mr. Hamilton. The total Debtor’s Incentive Plan cash payments and restricted stock awards were ordered by the Bankruptcy Court to be allocated 60% to Ms. Page, and such distribution was approved by our Special Director Compensation Committee. Such Debtor’s Incentive Plan compensation is not attributable to Ms. Page as compensation for the year of 2009 because we did not receive approval to make the awards (and did not in fact make any cash or restricted stock awards) until April 2010. The restricted stock awards do, however, provide for retroactive vesting credit for 1/24th of the total award on each monthly anniversary of the vesting commencement date (June 22, 2009).

In connection with our emergence from bankruptcy, Ms. Page was reappointed as our Chief Executive Officer on February 1, 2010. On September 28, 2010, Ms. Page’s employment agreement was further amended and restated to increase her annual base salary from $364,000 to $385,000.

Vice President and Chief Financial Officer.    On April 19, 2010, we entered into an employment agreement with Ms. Gardiner as our Vice President and Chief Financial Officer. Pursuant to the terms of the employment agreement, we will pay Ms. Gardiner an annual salary of at least $240,000. She will be eligible for a bonus of up to 40% of her base salary for achievement of reasonable performance-related goals to be defined by our Chief Executive Officer or the Board of Directors. In the event Ms. Gardiner is terminated without cause or for good reason (as defined in the employment agreement), she is entitled to receive (i) continued payment of base salary for a period of 6 months, (ii) immediate vesting of 24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of her vested options to purchase our common stock; and (iii) continued health and dental benefits paid by the Company until the earlier of 6 month after termination or the time that Ms. Gardiner obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Ms. Gardiner’s employment is terminated without cause or for good reason with the 12-month period following a change in control (as defined in the employment agreement), then, in addition to the three severance obligations due to Ms. Gardiner as described above, 50% of any then-unvested options previously granted by us to Ms. Gardiner will vest upon the date of such termination, and the period of time for their exercise will be at our discretion.

Senior Vice President and Chief Science Officer.    On August 26, 2008, we entered into an employee severance agreement with Dr. Fung. The severance agreement provides certain severance benefits to the employee in the event that we terminate the employee’s employment without cause or the employee resigns from his employment for good reason. The severance benefits provided for in the agreements with Dr. Fung include (i) continued payment of the employee’s base salary, as then in effect, payable over a period of nine months following the date of termination, (ii) immediate, accelerated vesting of 24 months of any options previously granted by us to the employee and (iii) continuation of health and dental benefits through COBRA premiums paid by us directly to the COBRA administrator for a period of nine months following the date of termination. Each severance agreement also provides that, in the event the employee’s employment is terminated by us for reasons other than cause or by the employee for good reason within the 12-month period following a change in control, then, in addition to the severance benefits described above, any then-unvested shares under our stock option plans then held by the employee will fully vest immediately upon the date of such termination. Payment of the severance benefits under these agreements will be conditioned on the employee’s continued compliance with the provisions of each employee’s proprietary information and inventions agreement and will be delayed as required by Section 409A of the Code.

No severance amounts became due to Dr. Fung, who, as a result of the bankruptcy, resigned from the Company on March 19, 2009. After his resignation, Dr. Fung worked as a consultant for us from September 2009 to January 2010. Based on the consulting agreement between Dr. Fung and us, he was paid $137.50 per hour for his services as a consultant.

In connection with our emergence from bankruptcy, Dr. Fung was reappointed as our Senior Vice President, Chief Science Officer on February 1, 2010. On September 28, 2010, we entered into an employment agreement with Dr. Fung. Pursuant to the terms of the employment agreement, we will pay Dr. Fung an annual salary of at least $275,000. He will be eligible for a bonus of up to 50% of his base salary for achievement of reasonable performance-related goals to be defined by our Chief Executive Officer or the Board of Directors. In the event Dr. Fung is terminated without cause or for good reason (as defined in the employment agreement), he is entitled to receive (i) continued payment of base salary for a period of 9 months, (ii) immediate vesting of 24-months of any options previously granted by us in addition to a 24-month period after termination to exercise any or all of his vested options to purchase our common stock; and (iii) continued health and dental benefits paid by us until the earlier of 9 months after termination or the time that Dr. Fung obtains employment with reasonably comparable or better health and dental benefits. Additionally, if Dr. Fung’s employment is terminated without cause or for good reason with the 12-month period following a change in control (as defined in the employment agreement), then, in addition to the three severance obligations due to Dr. Fung as described above, 50% of any then-unvested options previously granted us to Dr. Fung will vest upon the date of such termination, and the period of time for their exercise will be at our discretion.

In addition, in recognition of Dr. Fung’s efforts and contributions to the success of OVA1, amongst other contributions to us, in March 2010 we awarded to Dr. Fung an option to purchase up to 75,000 shares of our common stock at a predetermined exercise price under the 2010 Plan.

Other Named Executive Officers.    Employment of the NEOs other than Ms. Page was for an unspecified duration and constituted “at-will” employment, allowed the NEO by notifying the Company or the Company with or without notice to terminate the NEO’s employment with the Company at any time and for any reason whatsoever. Accordingly, upon a termination, the NEOs other than Ms. Page would receive their accrued salary, earned bonus, unreimbursed expenses and other entitlements to the date of termination, unless the Compensation Committee determined to provide additional severance payments. In addition to their initial base salaries and initial option grant to purchase shares of our common stock, the NEOs were eligible for a bonus as a percentage of their base salary based on the achievement of reasonable performance-related goals as determined by the Board of Directors.

Compensation for the Named Executive Officers in 2010, 2009 and 2008

The compensation earned by the NEOs for the years ended December 31, 2010, 2009 and 2008 was as follows:

Name and Principal Position	Year	Salary	Bonus	Stock Award (11)		Option Awards (12)	Non-Equity Incentive Plan (13)	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Gail S. Page	2010	$346,699	$—	$765,130	(1)	$195,697	$179,127	—	$3,024,231	(2)	$4,510,884
Director, President and	2009	87,323	—	—		211,247	—	—	611,520	(3)	910,090
Chief Executive Officer	2008	364,550	—	—		207,109	—	—	29,278	(4)	600,937
(Principal Executive Officer)

Sandra A. Gardiner	2010	150,334	—	—		68,502	66,370	—	—		285,206
Vice President and Chief Financial Officer	2009	—	—	—		—	—	—	—		—
	2008	—	—	—		—	—	—	—		—

Eric T. Fung, M.D., Ph.D.	2010	252,417	—	88,463	(5)	836,030	129,437	—	11,000	(6)	1,317,347
Senior Vice President and Chief Science Officer	2009	49,767	—	—		190,194	—	—	79,082	(7)	319,043
	2008	220,550	—	—		91,165	—	—	1,203	(8)	312,918

William Creech	2010	146,798	—	—		32,194	49,421	—	6,000	(9)	234,413
Vice President of Sales and Marketing	2009	—	—			—	—	—	—		—

Ashish Kohli, CFA	2010	61,042	—	—		5,879	18,889	—	41,865	(10)	127,675
Vice President of Corporate Strategy	2009	—	—	—		—	—	—	—		—
	2008	—	—	—		—	—	—	—		—

John Tran	2010	98,886	—	—		—	—	—	—		98,886
Interim Vice President of	2009	—	—	—		—	—	—	—		—
Finance and Chief Accounting Officer	2008	—	—	—		—	—	—	—		—

(1)	Amount represents restricted stock awards issued to Ms. Page pursuant to the Debtor’s Incentive Plan.
(2)	Amount represents Ms. Page’s Debtor Incentive Plan cash distribution of $3,000,000, consulting income of $23,660 and Cobra payment of $571.
(3)	Amount represents Ms. Page’s accrued severance of $365,753, consulting income of $189,859, health expense reimbursement program of $562, COBRA payment of $2,252, car allowance of $5,557, and PTO payout of $47,540. Due to the bankruptcy proceeding, Ms. Page was not paid for her service as Chair of the Board of Directors during 2009.
(4)	Amount represents Ms. Page’s health expense reimbursement program of $538 and car allowance of $28,740.
(5)	Amount represents Dr. Fung’s restricted stock awards pursuant to our emergence from bankruptcy.
(6)	Amount represents Dr. Fung’s consulting income of $11,000.
(7)	Amount represents Dr. Fung’s consulting income of $45,038 and PTO payout of $34,044.
(8)	Amount represents amounts paid through our health expense reimbursement program.
(9)	Amount represents Mr. Creech’s car allowance of $6,000.
(10)	Amount represents Mr. Kohli’s consulting income of $41,865.
(11)	For awards of stock, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718 (column (e))
(12)	For awards of option, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718 (column (f)).
(13)	Amount represents annual performance bonus for fiscal year 2010. The performance bonus for the first half of the fiscal year 2010 was paid in fiscal year 2010. The performance bonus for the second half of the fiscal year 2010 was paid in fiscal year 2011.

Grants of Plan-Based Awards

The grants of stock-based awards to NEOs during the year ended December 31, 2010 was as follows:

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards($) (2)
		Threshold ($)	Target ($)	Maximum ($)
Gail S. Page	4/22/2010	19,250	192,500	192,500	181,525	(3)	—	$—	$3,975,398

Sandra A. Gardiner	5/24/2010	9,600	96,000	96,000	—		40,000	19.95	549,200

Eric T. Fung, M.D., Ph.D.	3/19/2010	13,750	137,500	137,500	—		75,000	28.65	1,491,750
	8/24/2010	—	—	—	20,169	(4)	—	—	117,585

William Creech	3/19/2010	5,250	52,500	52,500	—		10,000	28.65	198,900

Ashish Kohli, CFA	9/30/2010	7,200	72,000	72,000	—		30,000	5.52	165,600

(1)	The exercise price was determined based on the closing price of our common stock on the grant date.
(2)	For awards of option, the aggregate grant date fair value is computed in accordance with FASB ASC Topic 718.
(3)	Amount represents restricted stock awards issued to Ms. Page pursuant to the Debtor’s Incentive Plan.
(4)	Amount represents Dr. Fung’s restricted stock awards pursuant to our emergence from bankruptcy.

The outstanding equity awards held by the NEOs as of December 31, 2010, were as follows:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration Date (1)	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested
Gail S. Page	—	—	—	$—		45,381	$341,265	(3)	—	—
	75,520	49,480	—	2.30	7/17/2018	—	—		—	—
	32,999	3,000	—	14.70	4/25/2017	—	—		—	—
	25,000	—	—	12.00	6/6/2016	—	—		—	—
	39,999	—	—	9.00	12/19/2015	—	—		—	—
	12,500	—	—	21.90	8/4/2015	—	—		—	—
	9,999	—	—	29.60	2/8/2015	—	—		—	—
	24,998	—	—	92.70	1/7/2014	—	—		—	—

Eric T. Fung, M.D., Ph.D.	—	—	—	—	—	5,043	$37,923	(4)	—	—
	23,438	51,562	—	28.65	3/18/2020	—	—		—	—
	24,166	15,834	—	2.30	7/17/2018	—	—		—	—
	21,999	2,000	—	14.70	4/25/2017	—	—		—	—
	7,500	—	—	12.00	6/6/2016	—	—		—	—
	999	—	—	9.00	12/19/2015	—	—		—	—
	2,000	—	—	21.90	8/4/2015	—	—		—	—
	2,999	—	—	18.00	4/5/2015	—	—		—	—
	999	—	—	37.00	9/15/2014	—	—		—	—
	2,499	—	—	74.70	6/3/2014	—	—		—	—
	1,999	—	—	86.40	4/1/2014	—	—		—	—
	1,000	—	—	96.00	6/5/2013	—	—		—	—
	1,500	—	—	43.50	2/13/2013	—	—		—	—
	500	—	—	45.30	6/6/2012	—	—		—	—
	499	—	—	56.00	11/8/2011	—	—		—	—
	599	—	—	63.80	6/7/2011	—	—		—	—

Sandra A. Gardiner	—	40,000	—	19.95	5/23/2020	—	—		—	—

William Creech	—	10,000	—	28.65	3/18/2020	—	—		—	—

Ashish Kohli, CFA	—	30,000	—	5.52	9/29/2020	—	—		—	—

(1)	Stock options vest ratably on a monthly basis either over a 24 month, 48 month or 60 month period, commencing on the date of the grant, or over four years as follows: 25% of the shares vest one year following the vesting commencement date, with the remaining 75% vesting in equal monthly installments over the next three years. Each option expires 10 years after the date of the grant or, in the case of an incentive stock option, such shorter term as may be provided in the applicable agreement.
(2)	The fair value of our common stock as of December 31, 2010 was $7.52 per share.
(3)	Amount represents unvested restricted stock awarded to Ms. Page pursuant to the Debtor’s Incentive Plan.
(4)	Amount represents unvested restricted stock awarded to Dr. Fung pursuant to our emergence from bankruptcy.

Options Exercised and Stock Vested

The stock option exercises and stock vested for the NEOs for the year ended December 31, 2010 was as follows:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Gail S. Page	—	$—	136,144	(1)	$765,130

Sandra A. Gardiner	—	—	—		—

Eric T. Fung, M.D., Ph.D.	—	—	15,126	(2)	88,463

William Creech	—	—	—		—

Ashish Kohli, CFA	—	—	—		—

John Tran	—	—	—		—

(1)	Amount represents restricted stock awards issued to Ms. Page pursuant to the Debtor’s Incentive Plan.
(2)	Amount represents Dr. Fung’s restricted stock awards pursuant to our emergence from bankruptcy.

Potential Payments Upon Termination

The amounts payable to each NEO should he or she be terminated, were, as of December 31, 2010, as follows:

Name	Termination Scenario	Continued Payment of Base Salary	Immediate Vesting of Stock Options (3)	Health and Dental Insurance Benefits (4)
Gail S. Page	Termination (1)	$385,000	$258,286	$13,599
	Within 12 Months After Change-in Control (2)	385,000	258,286	13,599
	For cause	—	—	—

Sandra A. Gardiner	Termination (1)	120,000	—	11,333
	Within 12 Months After Change-in Control (2)	120,000	—	11,333
	For cause	—	—	—

Eric T. Fung, M.D., Ph.D.	Termination (1)	206,250	82,653	—
	Within 12 Months After Change-in Control (2)	206,250	82,653	—
	For cause	—	—	—

William Creech	Termination (1)	—	—	—
	Within 12 Months After Change-in Control (2)	—	—	—
	For cause	—	—	—

Ashish Kohli. CFA	Termination (1)	—	—	—
	Within 12 Months After Change-in Control (2)	—	30,000	—
	For cause	—	—	—

(1)	Termination includes the following separation scenarios: resignation, retirement and involuntary termination not for cause (in all cases, assuming the executive is not entering into competitive or other activity detrimental to us).
(2)	Termination of employment by us for reasons other than for cause or by NEO for good reason with the 12-month period following a change in control (as defined in the respective employment agreements).
(3)	Assumes each NEO exercised all vested, in-the-money options at $7.52 (the December 31, 2010 closing price of our common stock). These amounts are in addition to the existing value of options vested at December 31, 2010.
(4)	Assumes each NEO does not obtain employment with reasonably comparable or better health and dental benefits within the time period specified in the respective employment agreements.

Equity Compensation Plan Table

The following table sets forth, for our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in First Column)
Equity compensation plans approved by security holders	849,485	(1)	$16.13	(2)	1,013,983	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	849,485		$16.13		1,013,983

(1)	Includes outstanding stock options for 646,485 shares of our common stock under the 2000 Plan and 203,000 shares of our common stock under the 2010 Plan.
(2)	Includes the weighted average stock price for outstanding stock options of $14.62 under the 2000 Plan and $20.93 for the 2010 Plan.
(3)	Includes 1,013,983 shares of our common stock for the 2010 Plan. No future awards shall occur under the 1993 Plan, the 2000 Plan, or the 2000 ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 31, 2011, by (1) each person known by us to be the beneficial owner of five percent or more of the outstanding shares of the common stock, (2) each director as of March 31, 2011, (3) each NOE as of December 31, 2010, and (4) all directors and executive officers as of March 31, 2011 as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Vermillion, Inc., 12117 Bee Caves Road, Building Two, Suite 100, Austin, TX 78738.

Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Exchange Act. Shares of common stock, which are issued and outstanding, are deemed to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of common stock which are issuable upon exercise of options or warrants are deemed to be issued and outstanding and beneficially owned by any person who has or shares voting or investment power over such shares only if the options or warrants in question are exercisable within 60 days of March 31, 2011, and, in any event, solely for purposes of calculating that person’s percentage ownership of the common stock (and not for purposes of calculating the percentage ownership of any other person).

The number of shares of common stock deemed outstanding and used in the denominator for determining percentage ownership for each person equals (i) 14,698,509 shares of common stock outstanding as of March 31, 2011, plus (ii) such number of shares of common stock as are issuable pursuant to restricted stock units, options, warrants or convertible securities held by that person (and excluding restricted stock units, options, warrants and convertible securities held by other persons) which may be exercised within 60 days of March 31, 2011.

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Beneficial Owners more than 5%:
Quest Diagnostics Incorporated (1) 1290 Wall Street West Lyndhurst, NJ 07071	1,271,071	8.41%
S.A.C. Capital Associates (2) 72 Cummings Point Road Stamford, CT 06902	776,863	5.29%
Pike Capital Management LLC (3)(4) 340 Madison Avenue, 19th Floor New York, NY 10173	781,014	5.31%
James E. Besser (5)(6) 131 Charles Street, 1st Floor Boston, MA 02114	982,968	6.69%

Directors and Named Executive Officers:
James S. Burns (7)	111,386	*
John F. Hamilton (8)	100,986	*
Eric T. Fung, M.D., Ph.D. (9)	117,985	*
Gail S. Page (10)	369,378	2.47%
Peter S. Roddy	15,500	*
William C. Wallen, Ph.D.	22,000	*
Carl Severinghaus	11,500	*
Sandra A. Gardiner	9,999	*
William Creech	4,515	*
Ashish Kohli, CFA	4,500	*

All Directors and Executive Officers as a Group (10 persons)	767,749	5.07%

*	Less than 1%.
(1)	Includes 410,476 shares issuable pursuant to warrants exercisable within 60 days of March 31, 2011. Quest Diagnostics Incorporated is a publicly-held company. Quest Diagnostics Incorporated’s executive officers are responsible for running the business of the company and thus, exercise voting and investment control over the shares and warrants owned by Quest Diagnostics Incorporated.
(2)	Based on information set forth in the Schedule 13G/A filed by S.A.C. Capital Advisors LP with the SEC on February 14, 2011.
(3)	Based on information set forth in the Schedule 13G/A filed by Pike Capital Partners, LP with the SEC on February 14, 2011.
(4)	Includes shares held by Pike Capital Partners, LP, Pike Capital Partners (QP), LP, Pike Capital Management LLC and Daniel W. Pike. Pike Capital Management LLC is the general partner of each of Pike Capital Partners, LP and Pike Capital Partners (QP), LP. Daniel W. Pike is the managing member of Pike Capital Management LLC. Pike Capital Management LLC and Daniel W. Pike may each be deemed to have voting and dispositive power with respect to the shares of common stock held by Pike Capital Partners, LP and Pike Capital Partners (QP), LP. Also includes 15,000 shares Pike Capital Management purchased after February 14, 2011.
(5)	Based on information set forth in the Schedule 13D filed by Manchester Management Company, LLC with the SEC on April 18, 2011.
(6)	Includes 551,618 shares held by Manchester Management Company, LLC and 431,350 shares held by James E. Besser. James E. Besser is the managing member of Manchester Management Company, LLC. and may be deemed to have voting and dispositive power with respect to the 551,618 shares held by Manchester Management Company, LLC.
(7)	Includes 57,987 shares pursuant to the Debtor’s Incentive Plan and 40,400 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.
(8)	Includes 57,987 shares pursuant to the Debtor’s Incentive Plan, and 30,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.
(9)	Includes 108,355 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011, and 1,681 shares of restricted stock that will be vested within 60 days of March 31, 2011.
(10)	Includes 128,961 shares pursuant to the Debtor’s Incentive Plan and 237,035 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

Transactions with Related Persons

For the years ended December 31, 2010, we did not engage in nor are we currently proposed to engage in any transaction or series of similar transactions to which we were or are to be a party in, which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described in “Executive Compensation,” and (2) the transactions described below.

Relationship with Quest Diagnostics Incorporated

Quest Diagnostics Incorporated (“Quest Diagnostics”) is a significant stockholder of Vermillion. On July 22, 2005, we entered into a strategic alliance agreement (the “Strategic Alliance Agreement”) with Quest Diagnostics to develop and commercialize up to three diagnostic tests from our product pipeline (the “Strategic Alliance”). The Strategic Alliance Agreement was set to expire on the earlier of (i) the three-year anniversary of the agreement, which was July 22, 2008, and (ii) the date on which Quest Diagnostics commercializes three diagnostic tests. On July 21, 2008, Vermillion and Quest Diagnostics amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) September 1, 2008 and (ii) the date on which Quest Diagnostics commercializes the three diagnostic tests. On October 24, 2008, Vermillion and Quest Diagnostics amended the Strategic Alliance Agreement to extend the term of the agreement to end on the earlier of (i) September 1, 2009 and (ii) the date on which Quest Diagnostics makes its third development election. On October 7, 2009, Vermillion and Quest Diagnostics amended the strategic alliance agreement to extend the term of the agreement to end on the earlier of (i) October 7, 2012 and (ii) the date on which Quest Diagnostics commercializes the three diagnostic tests. To date, Quest Diagnostics has selected only two diagnostic tests, which are the peripheral artery disease (“PAD”) blood test (“VASCLIR™”) and the OVA1™ ovarian tumor triage test, to commercialize. Pursuant to the Amended Strategic Alliance Agreement, Quest Diagnostics will have the non-exclusive right to commercialize each of these tests on a worldwide basis, with exclusive commercialization rights in each restricted territory, as the term is defined in the Amended Strategic Alliance Agreement, beginning on the date each test is first commercialized and ending on the third anniversary of the date that such test is cleared or approved by the United States Food and Drug Administration (“FDA”). As part of the Strategic Alliance, there is a royalty arrangement under which Quest Diagnostics will pay royalties to us based on fees earned by Quest Diagnostics for applicable diagnostic services, and we will pay royalties to Quest Diagnostics based on our revenue from applicable diagnostic products. On November 10, 2010, we entered into Amendment No. 4 to the Strategic Alliance Agreement with Quest Diagnostics. Pursuant to this Amendment, Quest Diagnostics will have the exclusive right to commercialize OVA1 for up to three additional years from the period as specified in the Strategic Alliance Agreement. The Amendment also establishes royalties, fees, and other payments related to the performance of OVA1. Quest Diagnostics will pay us a fixed payment of $50 OVA1 performed, as well as 33% of its “gross margin,” as the term is defined in the Amendment. Quest Diagnostics paid us appropriately $903,000 related to the 2010 royalties.

Relationship with S.A.C. Capital Associates

On January 7, 2010, we completed a private placement sale of 2,327,869 shares of our common stock at a price of $18.4932 per share with a group of investors for $43,049,858.40 in gross proceeds (the “January 7, 2010 Private Placement Sale”). In connection with the January 7, 2010 Private Placement Sale, S.A.C. Capital Associates acquired 952,546 shares of our common stock.

Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers, which require us to indemnify our directors and officers to the fullest extent permitted by law in the State of Delaware.

Review and Approval of Transactions with Related Persons

Our written corporate governance guidelines require all members of the Board of Directors to inform the Audit Committee of the Board of Directors of all types of transactions between themselves (directly or indirectly) and the Company, prior to their conclusion, even if such transactions are in the ordinary course of business. The Audit Committee reviews and approves all related party transactions for which Audit Committee approval is required by NASDAQ Listing Rules and other applicable laws. The guidelines also provide that the Board of Directors should ensure that there is no abuse of corporate assets or unlawful related party transactions. Our corporate governance guidelines are posted under the Investor Relations section of our website at http://www.vermillion.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and with any national securities exchange on which such securities are traded or quoted. Executive officers, directors and such stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a practical matter, we assist our directors and officers by completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such reports furnished to us, and the written representations of our directors and executive officers, we believe that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, complied with all applicable filing requirements for the year ended December 31, 2010.

PROPOSAL FOUR: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2011, and recommends that stockholders vote for ratification of such selection. Notwithstanding this selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in our best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee may reconsider its selection.

PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since 1994. Representatives of PricewaterhouseCoopers LLP plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Audit Fees and Non-Audit Fees

The following is a summary of the fees and services provided for fiscal years 2010 and 2009.

	2010	2009
Audit fees (1)	$1,127,304	$—
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	62,619	2,500

Total	$1,189,923	$2,500

(1)	The aggregate fees billed for professional services rendered for the integrated audit of our annual financial statements, including the review of the financial statements included in Vermillion’s Quarterly Reports on Form 10-Q, for the fiscal year ended December 31, 2010 was $499,017. This amount also included the testing of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002 for that fiscal year. The aggregate fees billed for professional services rendered for the audits of our annual financial statements for the fiscal years ended December 31, 2009 and 2008, including the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years were $628,287.
(2)	Fees billed for other services for 2010 totaled $62,600 for review of our secondary offering filing on Form S-1 and review of our responses to a Comment Letter from the SEC and $2,500 for 2009 related to the late filing review filed with the SEC in 2009.

Audit Committee Pre-Approval of Policies and Procedures

The Audit Committee is responsible for appointing, compensating and overseeing the work of the independent auditor. The Audit Committee has established a pre-approval procedure for all audit and permissible non-audit services to be performed by PricewaterhouseCoopers LLP. The pre-approval policy requires that requests for services by the independent registered public accounting firm be submitted to our Chief Financial Officer for review and approval. Any requests that are approved by the Chief Financial Officer are then aggregated and submitted to the Audit Committee for approval at a meeting of the Audit Committee. Requests may be made with respect to either specific services or a type of service for predictable or recurring services.

All audit, audit-related, tax and other services, which include all permissible non-audit services, provided to us by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of the independent registered public accounting firm’s independence.

Required Vote; Recommendation

The affirmative vote of a majority of the shares present at the Annual Meeting either in person or by proxy and entitled to vote is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Broker non-votes will be counted as votes to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

REPORT OF THE AUDIT COMMITTEE 2

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal financial controls. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence and has discussed with PricewaterhouseCoopers LLP the firm’s independence from the Company and its management. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. The Audit Committee and the Board also have recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

This report is provided by the following independent directors of the Audit Committee:

Peter Roddy, Chairman

William Wallen, Ph.D.

Carl Severinghaus

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on February 28, 2011. Stockholders may obtain a copy of this report, free of charge, by writing to Vermillion, Inc., Attn: Investor Relations, 12117 Bee Caves Road, Building Two, Suite 100, Austin, Texas 78738. In addition, copies of our annual, quarterly and current reports are available at http://www.vermillion.com.

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

Except as otherwise indicated, information contained herein is given as of March 31, 2011. Our management and our Board know of no matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote the shares represented thereby in accordance with the recommendation of the Board as to any proposal properly presented at the Annual Meeting, or if no recommendation is made by the Board, then pursuant to the authority granted in the proxy.

The matters to be considered at the Annual Meeting are of great importance to our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to sign and date the enclosed proxy card and return it today in the enclosed pre-addressed postage-paid envelope.

IMPORTANT NOTE

Your vote is important, no matter how many or how few shares you hold. Please sign and date the enclosed proxy card and return it today in the enclosed pre-addressed postage-paid envelope. Please do not complete any subsequently delivered proxy cards unless they are solicited by us. If your shares are held in street name, only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed proxy card to your broker and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

APPROVAL

The contents of this proxy statement and the sending thereof to the stockholders have been approved and authorized by the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

Gail S. Page Chief Executive Officer

Austin, Texas

April 28, 2011

VERMILLION, INC.

VERMILLION™ Shareowner Services℠
P.O. Box 64945,
St. Paul, MN 55164-0945

Address Change? Mark Box, sign, and Indicate changes below: ☐

1. **Election of Directors** 01 James S. Burns
02 Peter S. Roddy
03 Carl Severinghaus

☐ **FOR** the nominees listed below (except as marked to the contrary below).
☐ **WITHHOLD AUTHORITY** to vote for the nominees listed below.

Please fold here – Do not separate

Date: ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

6666 Vermillion (Wells)_03 4/28/11

Shareowner Services P. O. Box 64945, SM St. Paul, MN 55164-0945

Address Change?Mark Box, sign, and Indicate changes below:

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND

RETURN THIS PROXY CARD.

VERMILLION, INC.’s Board of Directors recommends a vote ”FOR” the nominees listed below in Propos al1, ”FOR”

Proposals 2 and 4 and ”3 Years” for Proposal 3.

FOR the nominees

WITHHOLD

1. Election of Directors 01 James S. 02 Peter S. Roddy Burns

as marked to the contrary below) listed below (except .

nees listed below. vote for the nomi- AUTHORITY to

03 Carl Severinghaus

Please fold here–Do not separate

2.Advisory vote on compensation of the Company’s Named Executive Oficers

For Against Abstain

3.Advisory vote on frequency on advisory vote on compensation of the Company’s Named Executive Oficers

3Years

2Years

1Year

Abstain

4 .Ratification of Price waterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31,2011

For Against Abstain

4 AND 3 YEARS FOR PROPOSAL 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1,2,

Date:Signature(s) in Box

held Pleasesignexactlyasyourname(s)appearsonProxy. in jointtenancy,alpersonsshould sign.Trustees, If

Corporations should provide ful name of corporation and title administrators, etc., should include title and authority.

of authorized oficer signing the proxy.

VERMILLION, INC.

ANNUAL MEETING OF STOCKHOLDERS

Monday, June 6, 2011
8:00 a.m. (CST)

Hampton Inn

2013 FM 620 South
Lakeway, Texas 78734

VERMILLION

proxy

The signatory hereby appoint(s) each of Gail S. Page and Sandra A. Gardiner, with full power of substitution, the lawful attorney and proxy of the signatory to vote as designated on the reverse side, and, in her discretion, upon such other business as may properly be presented to the meeting, all of the shares of VERMILLION, INC. which the signatory shall be entitled to vote at the Annual Meeting of Stockholders to be held on June 6, 2011, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s) signing on the reverse side. **WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE.** This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying proxy statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.

(TO BE SIGNED ON REVERSE SIDE)

6666Vermillion(Wells)_03 4/28/11

ANNUALMEETINGOFSTOCKHOLDERS VERMILLION,INC. Monday,June6,2011 8:00a. m. (CST) 2013FM620South HamptonInn Lakeway,Texas78734

12117BeeCavesRoad,BuildingTwo,Suite100 proxy Austin,Texas,78738

Thesignatoryherebyappoint(s)eachofGailS. PageandSandraA. Gardiner,withfulpowerof substitution,thelawfulatorneyandproxyofthesignatorytovoteasdesignatedonthereverse side,and,inherdiscretion,uponsuchotherbusinessasmayproperlybepresentedtothemeet-ing,alofthesharesofVERMILLION,INC. whichthesignatoryshalbeentitledtovoteatthe AnnualMeetingofStockholderstobeheldonJune6,2011,andatanyadjournmentsorpost-ponementsthereof.

Thisproxy,whenproperlyexecuted,wilbevotedinthemannerdirectedbythestockholder(s) signingonthereverseside. WHENNOCHOICEISINDICATED,THISPROXYWILLBEVOTED FORTHENOMINEESLISTEDONTHEREVERSESIDE. Thisproxymayberevokedatanytime priortothetimeitisvotedbyanymeansdescribedintheaccompanyingproxystatement.

PLEASE COMPLETE,DATEAND SIGN THIS PROXYAND MAILITPROMPTLYIN THE ENCLOSEDENVELOPETOASSUREREPRESENTATIONOFYOURSHARES.

(TOBESIGNEDONREVERSESIDE)